UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Life Care Medical Devices Limited
(Name of Registrant as Specified in Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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	(5)	Total fee paid:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Preliminary Copy

Life Care Medical Devices Limited

257 Minorca Beach Way, Suite 1606

New Smyrna Beach, Florida 32169

(386) 410-4239

INFORMATION STATEMENT

December __, 2014

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF LIFE CARE MEDICAL DEVICES LIMITED

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

This Information Statement is being provided to the holders of shares of common stock, par value $0.001 per share, of Life Care Medical Devices Limited, in connection with the action by written consent of the holders of a majority of our issued and outstanding shares of common stock taken without a meeting to approve the action described in this Information Statement. In this Information Statement, all references to “we,” “us” or “our” refer to Life Care Medical Devices Limited, a Nevada corporation.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act of 1934, as amended (the “Exchange Act”), the action described herein will not become effective until at least 20 calendar days following the date on which this Information Statement is first mailed to our stockholders. The action is planned to be effective on January __, 2015.

Stockholders of record at the close of business on December 22, 2014 (the “Record Date”) are entitled to receive this Information Statement. This Information Statement is being sent to our stockholders on or about December ___, 2014.

We will bear the entire cost of providing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Action by Board of Directors and Consenting Stockholders

In accordance with Section 78.320 of the Nevada Revised Statutes, as amended (the “NRS”), our Board of Directors (the “Board”) unanimously adopted resolutions approving an amendment to our Articles of Incorporation, as amended to date (the “Articles of Incorporation”), to effect a 1-for-35 reverse stock split of the issued and outstanding shares of our common stock (the “Reverse Split”).

In order to obtain the approval of our stockholders for the Reverse Split, we could have convened a special meeting of the stockholders for the specific purpose of voting on such matter. However, Section 78.320 of the NRS provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action taken is signed by the holders of outstanding shares of common stock having not less than the minimum number of votes that would be necessary to take such action. In order to eliminate the costs and management time involved in holding a meeting and obtaining proxies and in order to effect the Reverse Split as early as possible in order to accomplish the purposes hereafter described, we elected to utilize the written consent of the holders of a majority of the outstanding shares of our common stock.

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As of the Record Date, we had 90,334,493 shares of common stock outstanding and entitled to vote on the Reverse Split. Each share of common stock outstanding as of the close of business on the Record Date was entitled to one vote.

As of December 23, 2014, pursuant to Section 78.320 of the NRS, we received written consents for the Reverse Split from stockholders holding an aggregate of 53,498,454 shares of our common stock, representing 59.22% of our outstanding shares of common stock (the “Majority Stockholders”). Thus, your consent is not required and is not being solicited in connection with the approval of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date with respect to the holdings of:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors, nominees for director and named executive officers; and
•	all directors and executive officers as a group.

To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Except as otherwise indicated, the address of each of the persons named in the table below is c/o Life Care Medical Devices Limited, 257 Minorca Beach Way, Suite 1606, New Smyrna Beach, Florida 32169.

Name of Beneficial Owner and Address	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)
Patrick Adams(2)	53,498,454	59.2%
Richard Prati(3)	4,525,469	5.0%
Hartman King(4)	2,814,003	3.1%
Nickolay Kukekov(5)	2,189,389	2.4%
Trevor Moss(6)	1,000,000	1.1%
All directors and executive officers as a group (5 people)	64,027,315	70.8%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date (a) which such person has the right to acquire within 60 days after such date, (b) over which such person has voting power or (c) over which such person has investment power, including disposition power. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes (a) 13,605,399 shares held by Cynergy All Seasons LLP, (b) 6,598,422 shares held by Cynergy Healthcare Investors Emerging Bridge LLC, (c) 5,098,606 shares held by Adams Market Neutral Fund, (d) 8,165,922 shares held by Cynergy Healthcare Investors LLC, (e) 10,980,543 shares held by Cynergy Emerging Growth LLC, (f) 7,597,062 shares held by Echo Resources LLC, and (g) 1,452,500 shares held by New Generation Resources, LLC. Mr. Adams exercises sole voting and investment control over all of the shares owned by the foregoing entities.
(3)	Includes 4,525,469 shares issuable pursuant to that certain Employment Agreement, by and between Mr. Prati and us, dated November 17, 2013.
(4)	Includes (a) 2,500,000 shares held by Brookline Group, LLC, and (b) 314,003 shares held by DeltaKilo38404, LLC. Mr. King exercises sole voting and investment control over all of the shares owned by the foregoing entities.
(5)	Based upon information set forth in a Schedule 13D filed under the Exchange Act, dated April 8, 2013.
(6)	Includes 1,000,000 shares held by The Moss Family Trust of 2004. Mr. Moss exercises sole voting and investment control over all of the shares owned by The Moss Family Trust of 2004.

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AMENDMENT OF OUR ARTICLES OF INCORPORATION TO AFFECT A REVERSE STOCK SPLIT AT A RATIO OF ONE FOR THIRTY-FIVE

General

As of December 23, 2014, the Board and the Majority Stockholders had adopted and approved a resolution to amend the Articles of Incorporation to affect the Reverse Split of the common stock at a ratio of one-to-thirty-five.

Purpose of the Reverse Split

As of the Record Date, we had 100,000,000 shares of common stock authorized, of which 90,334,493 shares were issued and outstanding. The amount of authorized shares is insufficient to allow for the conversion of those certain Convertible Promissory Notes in the aggregate principal amount of $1,470,000.00 (the “2013/2014 Bridge Notes”). The 2013/2014 Bridge Notes are convertible at a rate of $0.01 per share of common stock into an aggregate of 147,000,000 shares of common stock (not giving effect to the Reverse Split). After giving effect to the Reverse Split, the 2013/2014 Bridge Notes would be convertible at a rate of $0.35 per share of common stock into an aggregate of 4,200,000 shares of common stock, and we would have approximately 2,580,986 shares of common stock outstanding prior to such conversion, which will allow the conversion. The conversion of the 2013/2014 Bridge Notes will occur automatically upon the effectiveness of the Reverse Split. We have also entered into a Letter Agreement, dated July 29, 2014, pursuant to which we issued to a new member of our Board an option to purchase an aggregate of 2,000,000 shares of common stock (pre-Reverse Split, and which would be 57,143 shares after giving effect to the Reverse Split) (the “Director Option”), which Director Option will not begin vesting until such time as a sufficient number of authorized shares of common stock is available for issuance upon exercise of the Director Option. The Board believes that it is important to allow for the conversion of the 2013/2014 Bridge Notes to eliminate that indebtedness and increase our capitalization, as well as to honor the commitment of the Director Option.

The principal effect of the Reverse Split will be the reduction in the number of shares of common stock issued and outstanding on the record date of the Reverse Split, which will be the effective date of the Reverse Split, from 90,334,493 shares, as of the Record Date, to approximately 2,580,986 shares (without giving effect to the conversion of the 2013/2014 Bridge Notes or the Director Option) depending on the number of whole shares issuable for fractional shares resulting from the Reverse Split). The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in our company or proportionate voting power, except to the extent that the Reverse Split results in any of our stockholders receiving one share for any fractional share of our common stock to which they are entitled as a result of the Reverse Split. The common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split will not affect any rights, privileges or obligations with respect to the shares of common stock existing prior to the Reverse Split, nor does it increase or decrease the market capitalization of our company, although the capitalization will increase upon the conversion of the 2013/2014 Bridge Notes. The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” under Rule 13e-3 of the Exchange Act.

The other primary effect of the Reverse Split will be to provide us with additional shares of common stock that will be available for various corporate purposes. We may use the shares of common stock for, among other things:

•	raising working capital through equity issuances;
•	providing equity incentives to employees, officers or directors;
•	establishing strategic relationships with other companies;
•	expanding our business through acquisitions and other investment opportunities;
•	paying existing and future obligations and commitments; and
•	for general corporate purposes.

Other than the shares of common stock issuable upon conversion of the 2013/2014 Bridge Notes and upon exercise of the Director Option, we have no definitive plans or arrangements to issue any such shares, although we evaluate from time to time potential transactions that may result in the issuance of shares. The Board believes that it is advisable and in our best interests to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs. The unissued shares of common stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing or acquisition transactions.

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Potential Risks of the Reverse Split

Our common stock is not traded, listed or quoted on any exchange or other market or stock listing service. As a result, there currently is no trading market for our common stock on which prices are available. When the Reverse Split becomes effective, there can be no assurance that there will be any impact on the stock price or that any future price of the common stock will continue at a level in proportion to the decreased number of outstanding shares resulting from the Reverse Split. Additionally, if the common stock were to be listed or quoted, the liquidity of the common stock could be affected adversely by the decreased number of shares outstanding after the Reverse Split. Although the Board believes that a higher stock price could help generate investor interest and increased volume in trading of the common stock, there can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds, or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the decreased liquidity that may result from having fewer shares issued and outstanding may not be offset by increased investor interest in our common stock.

Potential Effects of the Reverse Split

Pursuant to the Reverse Split, every 35 shares of common stock issued and outstanding immediately prior to the effectiveness of the Reverse Split will become one share of common stock after consummation of the Reverse Split. As of the Record Date, we had 100,000,000 authorized shares of common stock, of which 90,334,493 shares were issued and outstanding. The number of issued and outstanding shares of common stock will be decreased to a number that will be approximately equal to the number of shares of common stock issued and outstanding, immediately prior to the effectiveness of the Reverse Split, divided by 35, so that there will be approximately 2,580,986 shares of common stock outstanding post-Reverse Split. Although, after the effective date of the Reverse Split, each stockholder will own a smaller number of shares of the common stock, the Reverse Split will, subject to the provisions for issuing one share for any fractional share, affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company. With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of common stock prior and subsequent to the Reverse Split will remain the same. Further, it is not anticipated that our financial condition, the percentage ownership of management, the number of stockholders, or any aspect of our existing or proposed business will materially change, as a result of the Reverse Split. The Reverse Split will not affect the number of authorized shares of common or preferred stock.

Anti-Takeover Effects Of the Reverse Split

A possible effect of the Reverse Split may be to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of our company’s voting securities and the removal of incumbent management. Our management could use the additional shares of common stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent stockholders that would provide an above market premium by issuing additional shares of common stock.

The Reverse Split is not the result of management’s knowledge of an effort to accumulate any of our company’s securities or to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. Nor is the Reverse Split a plan by management to adopt a series of amendments to the Articles of Incorporation or our bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the Reverse Split is to increase the amount of shares of common stock that we are able to issue in order to effect the conversion of the 2013/2014 Bridge Notes, honor the Director Option, attract potential investors and conduct equity financings.

Exchange Act Registration

We will continue to be subject to the periodic reporting requirements of the Exchange Act. The common stock is currently registered under Section 12(g) of the Exchange Act and as a result, is subject to periodic reporting and other requirements. The proposed Reverse Split will not affect the registration of the common stock under the Exchange Act. We are not currently in compliance with the periodic reporting and other requirements of the Exchange Act, and have not been in compliance since July 2013. After the Effective Date of the Reverse Split, we intend to take the requisite steps to again be in compliance with the periodic reporting and other requirements of the Exchange Act, but there can be no guarantee that such steps will be effective to re-establish compliance.

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Fractional Shares

No fractional shares of common stock will be issued to any stockholder in connection with the Reverse Split. Instead, we will issue to stockholders one additional share of common stock for each fractional share to which a stockholder is entitled.

No Appraisal Rights

Under Nevada law, our stockholders are not entitled to appraisal rights in connection with the Reverse Split.

Effectiveness of the Reverse Split; No Exchange of Stock Certificates

The Reverse Split will be effective on the date we file the certificate of amendment to our Articles of Incorporation with the Nevada Secretary of State (the “Effective Date”). Commencing on the Effective Date, each certificate evidencing shares of the common stock will be deemed for all corporate purposes to evidence ownership of the decreased number of shares of common stock resulting from the Reverse Split. Our stockholders do not need to take any action with regard to their stock certificates. Our transfer agent will note the new share amounts in their records. The transfer agent will issue new certificates as needed. Our transfer agent is VStock Transfer, LLC, and you may contact them as follows: by mail, VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, attention Chief Executive Officer; or by telephone at 1-855-987-8625.

Further, prior to filing the amendment to the Articles of Incorporation reflecting the Reverse Split, we must first notify the Financial Industry Regulatory Authority (“FINRA”) by fling the Issuer Company Related Action Notification form no later than ten days prior to our anticipated record date of January ___, 2015, for the Reverse Split. Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE.

Accounting Consequences

The par value per share of our common stock will remain unchanged after the Reverse Split. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the common stock will be decreased proportionally, based on the exchange ratio of one for thirty-five, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is increased. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Material U.S. Federal Income Tax Consequences of the Reverse Split

The following is a summary of material U.S. federal income tax consequences of the reverse stock split to a U.S. stockholder of our stock, and does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Split. The summary assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), which generally means property held for investment. It does not address stockholders subject to special rules, such as non-U.S. stockholders, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect the mark-to-market method of accounting, mutual funds, S corporations, partnerships or other pass-through entities, U.S. persons with a functional currency other than the U.S. dollar, stockholders who hold the pre-Reverse Split shares as part of a straddle, hedge, integration, constructive sale or conversion transaction, stockholders who hold the pre-Reverse Split shares as qualified small business stock within the meaning of section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-Reverse Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of U.S. federal income tax law as of the date hereof, which are subject to change, possibly with retroactive effect. It does not address tax considerations under state, local, non-U.S, and non-income tax laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Split. The Reverse Split is intended to constitute a reorganization within the meaning of section 368(a) of the Code. We believe that the Reverse Split will be a recapitalization that qualifies as a corporate “reorganization” as defined in the Code. Assuming such treatment, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences will result from the Reverse Split:

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•	a stockholder will not recognize gain or loss on the deemed exchange of shares for shares pursuant to the Reverse Split;
•	the aggregate tax basis of the shares deemed received by a stockholder in the Reverse Split will be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefor; and
•	the holding period of the shares received by a stockholder in the Reverse Split will include the holding period of the shares deemed surrendered therefor.

Backup Withholding and Information Reporting

United States Treasury regulations will require stockholders to retain permanent records relating to the Reverse Split, including information about the amount, basis, and fair market value of all transferred property. In addition, for each stockholder that owns, immediately before the Reverse Split, at least 5% of our outstanding stock (whether by voting power or value) or that has tax basis of at least $1,000,000 in our securities, U.S. Treasury regulations section 1.368-3 will require a statement to be included in the stockholder’s U.S. federal income tax return for the year of the Reverse Split setting forth (i) the name and employer identification number of our company, (ii) the date of the Reverse Split, and (iii) the fair market value and the adjusted tax basis of the stockholder’s shares of our common stock immediately before the Reverse Split. The information for these first two items will be found in the Internal Revenue Service Form 8937 you will receive from us.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM, HER OR IT OF A REVERSE SPLIT.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which we should direct the additional copy of the Information Statement, to us at Life Care Medical Devices, Ltd., Attn: Chief Executive Officer, 257 Minorca Beach Way, Suite 1606, New Smyrna Beach, FL 32169.

If multiple stockholders sharing an address have requested one copy of this Information Statement or any other corporate mailing and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to our principal executive offices.

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By Order of the Board of Directors,

Richard Prati
Chief Executive Officer and Director

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ANNEX A

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	The name of the corporation is Life Care Medical Devices Limited (the “Corporation”).

2.	The following amendment to the Corporation’s Articles of Incorporation was adopted by the Board of Directors and by majority consent of the stockholders of the Corporation in the manner prescribed by applicable law.

Article FOURTH is hereby amended and restated to read in its entirety as follows:

“That the total number of stock authorized that may be issued by the Corporation is one hundred ten million (110,000,000), with a par value of one tenth of one cent ($0.001) per share, of which one hundred million (100,000,000) shares shall be a class designated as common stock (the “Common Stock”) and of which ten million (10,000,000) shares shall be a class designated as undesignated preferred stock (the “Preferred Stock”). Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors.

The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided or as fixed herein.

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment of the Corporation, the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation, if any, immediately prior to the Effective Time are reclassified into a smaller number of shares such that each thirty-five (35) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split; any fractional shares which result from the Reverse Stock Split will be rounded up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified, subject to the elimination of fractional share interests as described above.”

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3.	The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 90,334,493.

4.	The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation, have voted in favor of the amendment is 59.22%.

5.	These Articles of Amendment will be effective upon filing.

This the ___ day of January 2015.

LIFE CARE MEDICAL DEVICES LIMITED

By:
Richard Prati, President

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